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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated March 25, 1998 (except with respect to the matter discussed in Note 11, as to which the date is August 28, 1998) included in this Registration Statement for the year ended December 31, 1997.

     It should be noted that we have performed no audit procedures subsequent to March 25, 1998, the date of our report, except with respect to Note 11 as to which the date is August 28, 1998. Furthermore, we have not audited any financial statements of iMALL, Inc. as of any date or for any period subsequent to December 31, 1997.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
February 18, 1999